As filed with the Securities and Exchange Commission on April 13, 2017

Registration Nos. 333-207213, 333-199791,

333-191995, 333-191994, 333-184705,

333-170494, 333-168528, 333-161028,

333-136974 and 333-130675

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

B/E AEROSPACE, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	06-1209796 (I.R.S. Employer Identification No.)

1400 Corporate Center Way

Wellington, Florida 33414

(Address Of Principal Executive Offices) (Zip Code)

B/E Aerospace, Inc. Amended and Restated Non-Employee Directors Stock and Deferred Compensation Plan

Restricted Stock Inducement Award Agreement for Joseph T. Lower

B/E Aerospace, Inc. 2010 Deferred Compensation Plan

B/E Aerospace, Inc. Amended and Restated 1994 Employee Stock Purchase Plan

B/E Aerospace, Inc. 2005 Long-Term Incentive Plan

(Full title of the plan)

Robert J. Perna

Vice President and Secretary

B/E Aerospace, Inc.

400 Collins Road NE

Cedar Rapids, Iowa

(Name and address of agent for service)

(319) 295-1000

(Telephone number, including area code, of agent for service)

With copies to:

Charles W. Mulaney, Jr.

Richard C. Witzel, Jr.

Skadden, Arps, Slate, Meagher & Flom LLP

155 N. Wacker Dr.

Chicago, Illinois 60606

(312) 407-0700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

B/E Aerospace, Inc., a Delaware corporation (the “Company”), is filing this post-effective amendment related to the following registration statements of the Company on Form S-8 (collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

1.              Registration statement no. 333-207213, registering 50,000 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) issuable under the B/E Aerospace, Inc. Amended and Restated Non-Employee Directors Stock and Deferred Compensation Plan, which was filed with the SEC and became effective on September 30, 2015.

2.              Registration statement no. 333-199791, registering 30,894 shares of Common Stock issuable under the Restricted Stock Inducement Award Agreement for Joseph T. Lower, which was filed with the SEC and became effective on November 3, 2014.

3.              Registration statement no. 333-191995, registering $20,000,000 of Deferred Compensation Obligations under the B/E Aerospace, Inc. 2010 Deferred Compensation Plan, which was filed with the SEC and became effective on October 30, 2013.

4.              Registration statement no. 333-191994, registering 500,000 shares of Common Stock issuable under the B/E Aerospace, Inc. Amended and Restated 1994 Employee Stock Purchase Plan, which was filed with the SEC and became effective on October 30, 2013.

5.              Registration statement no. 333-184705, registering 5,000,000 shares of Common Stock issuable under the B/E Aerospace, Inc. 2005 Long-Term Incentive Plan, which was filed with the SEC and became effective on November 1, 2012.

6.              Registration statement no. 333-170494, registering $20,000,000 of Deferred Compensation Obligations under the BE Aerospace, Inc. 2010 Deferred Compensation Plan, which was filed with the SEC and became effective on November 9, 2010.

7.              Registration statement no. 333-168528, registering 500,000 shares of Common Stock and issuable under the BE Aerospace, Inc. 1994 Employee Stock Purchase Plan, which was filed with the SEC and became effective on August 4, 2010.

8.              Registration statement no. 333-161028, registering 4,500,000 shares of Common Stock issuable under the BE Aerospace, Inc. 2005 Long-Term Incentive Plan, which was filed with the SEC and became effective August 4, 2009.

9.              Registration statement no. 333-136974, registering 2,000,000 shares of Common Stock issuable under the BE Aerospace, Inc. 2005 Long-Term Incentive Plan, which was filed with the SEC and became effective on August 29, 2006.

10.       Registration statement no. 333-130675, registering (i) 1,696,983 shares of Common Stock issuable under the BE Aerospace, Inc. 2005 Long-Term Incentive Plan and (ii) 500,000 shares of Common Stock for issuance under the Amended and Restated BE Aerospace, Inc. 1994 Employee Stock Purchase Plan (including associated plan interests), which was filed with the SEC and became effective on December 23, 2005.

On April 13, 2017, pursuant to the Agreement and Plan of Merger, dated as of October 23, 2016 (the “Merger Agreement”), by and among the Company, Rockwell Collins, Inc., a Delaware corporation (the “Parent”), and Quarterback Merger Sub Corp., a Delaware corporation (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of the Parent. As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements.

Accordingly, the Company hereby terminates the effectiveness of the Registration Statements and, by means of this post-effective amendment, removes from registration any and all securities of the Company that had been registered for issuance but remain unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cedar Rapids, State of Iowa, on April 13, 2017.

B/E AEROSPACE, INC.

By:	/s/ Robert J. Perna
Robert J. Perna Vice President and Secretary